Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION OF

HQ SUSTAINABLE MARITIME INDUSTRIES, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of HQ Sustainable Maritime Industries, Inc. resolutions were duly adopted selling forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Fourth” so that, as amended, said Article shall be read as follows:

Article IV: Capital Stock. The total number of authorized shares of all classes of stock which the Corporation shall have the authority to issue is 210,000,000 shares, of which 200,000,000 shares are Common Stock, $0.001 par value per share, and which 10,000,000 shares are Preferred Stock, $0.001 par value per share with such rights and preferences as designated by the Board of Directors, of which 100,000 will be designated as Series A Preferred Stock with such rights and preferences as described below.

    Series A Preferred Stock

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation, as amended, out of the authorized but unissued shares of Preferred Stock of the Corporation this Board of Directors hereby creates a series of the Preferred Stock, par value $.001 per share (the “Preferred Stock”), of the Corporation, and this Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation of the Corporation which are applicable to Preferred Stock of all series) as follows:

1. Designation. The designation of the series shall be “Series A Preferred Stock” (the “Series A Preferred Stock”).

2. Number. The number of shares constituting the Series A Preferred Stock shall be 100,000.

3. Voting Rights.

a. General Voting Rights. The holder of each share of Series A Preferred Stock shall have the right to the voting power equal to that of one thousand shares of the Corporation’s common stock, par value $.001 per share (the “Common Stock”) and with respect to such vote, each such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the by-laws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

b. Consent Needed for Authorization. Without the vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding, the Corporation may not (i) authorize, create or issue, or increase the authorized number of shares of, any class or series of capital stock ranking prior to or on a parity with the Series A Preferred Stock either as to dividends or liquidation, (ii) authorize, create or issue any class or series of common stock of the Corporation other than the Common Stock, (iii) authorize any reclassification of the Series A Preferred Stock, (iv) authorize, create or issue any securities convertible into or exercisable for capital stock prohibited by Section 3(b)(i) or (ii), (v) amend this Certificate or (vi) enter into any disposal, merger or reorganization involving 20% of the total capitalization of the Corporation.

4. Liquidation.

a. Preference. Subject to the rights of the holders of any other series of Preferred Stock ranking senior to or on a parity with the Series A Preferred Stock with respect to liquidation and any other class or series of capital stock of the Corporation ranking senior to or on a parity with the Series A Preferred Stock with respect to liquidation, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of record of the issued and outstanding shares of Series A Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock and any other series of Preferred Stock ranking junior to the Series A Preferred Stock with respect to liquidation and any other class or series of capital stock of the Corporation ranking junior to the Series A Preferred Stock with respect to liquidation, an amount in cash per share equal to $1.00, plus an amount equal to all dividends accrued and unpaid on each such share (whether or not declared) up to the date fixed for distribution. If, upon such liquidation, dissolution or winding up of the affairs of the Corporation, the assets of the Corporation distributable among the holders of Series A Preferred Stock and any other series of Preferred Stock ranking on a parity therewith in respect thereto or any class or series of capital stock of the Corporation ranking on a parity therewith in respect thereto shall be insufficient to permit the payment in full to all such holders of shares of the preferential amounts payable to them, then the entire assets of the Corporation available for distribution to such holders of shares shall be distributed ratably among such holders in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full. After payment of the full amount to which they are entitled upon liquidation pursuant to this Section 4(a), the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. Neither a consolidation or merger of the Corporation with another corporation or other entity nor a sale, transfer, lease or exchange of all or part of the Corporation’s assets will be considered a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Section 4(a).

b. Adjustments. The liquidation preference provided for herein with respect to the Series A Preferred Stock shall be equitably adjusted to reflect any stock dividend, stock distribution, stock split or reverse stock split, combination of shares, subdivision of shares or reclassification of shares with respect to the Series A Preferred Stock.

5. Optional Conversion Rights. The Series A Preferred Stock shall be convertible as follows:

a. Optional Conversion. Subject to and upon compliance with the provisions of this Section 5, the holder of any shares of Series A Preferred Stock shall have the right at such holder’s option (an “Optional Conversion”), at any time or from time to time, and without the payment of any additional consideration therefor, to convert any of such shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock at the ratio of one share of Series A Preferred Stock for two shares of the Common Stock of the Corporation (“Optional Conversion Price”). In case the Corporation shall (i) declare a dividend or make a distribution on its outstanding shares of Common Stock or (ii) subdivide or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Optional Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying such conversion price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. The number and kind of securities shall also be proportionately adjusted. Such adjustment shall be made successively whenever any event listed above shall occur.

b. Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series A Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

c. Dividends Upon Conversion. In connection with any conversion of shares of Series A Preferred Stock, the Corporation shall pay accrued and unpaid dividends thereon in accordance with the provisions of Section 6.

6. Dividends.

a. Dividends.

(i) Subject to the rights of the holders of any other series of Preferred Stock ranking senior to or on a parity with the Series A Preferred Stock with respect to dividends and any other class or series of capital stock of the Corporation ranking senior to or on a parity with the Series A Preferred Stock with respect to dividends, other than the Common Stock, the holders of the Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, cumulative dividends per share of Series A Preferred Stock at a rate per annum as determined by the Board of Directors during the period commencing after the date of original issuance of any shares of Series A Preferred Stock until converted pursuant to Section 5 above; provided, however, in the event of an Optional Conversion, all accumulated dividends will automatically be eliminated and no such dividends will be due or payable to holders of Series A Preferred Stock.

(ii) Dividends on the Series A Preferred Stock will accrue on each December 15, March 15, June 15, and September 15, occurring after the date of original issuance, provided that the Corporation shall have the option to pay dividends when and as declared by the Board of Directors of the Corporation. The party that holds the Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such shares of Series A Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date.

(iii) The Corporation shall pay the dividends on the Series A Preferred Stock described in Section 6(a)(i), at the Corporation’s option and in its sole discretion, out of funds legally available therefor (A) in cash, (B) in shares of Common Stock, such that the number of shares of Common Stock to be distributed as a dividend to each holder of Series A Preferred Stock shall be equal to the cash amount of such dividend payable to such holder on such dividend payment date divided by the average quote per share of Common Stock reported by OTC Bulletin Board or any other stock exchange on which the Common Stock is traded, as determined by the Company (the “Per Share Market Value”) for the fifteen (15) trading days immediately preceding such dividend payment date, or (C) in any combination of cash and shares of Common Stock that the Corporation may determine in its sole discretion, with the number of shares of Common Stock to be distributed in connection therewith to be calculated on the basis set forth in Section 6(a)(iii)(B).

(iv) No fractional shares of Common Stock or scrip shall be issued upon payment of any dividends in shares of Common Stock. If more than one share of Series A Preferred Stock shall be held by the same holder at the time of any dividend payment date, the number of full shares of Common Stock issuable upon payment of such dividends shall be computed on the basis of the aggregate dividend amount that the Corporation has determined to pay in Common Stock shares. Instead of any fractional shares of Common Stock which would otherwise be issuable upon payment of such dividends, the Corporation shall pay out of funds legally available therefor a cash adjustment in respect of such fractional interest, rounded to the nearest one hundredth (1/100th) of a share, in an amount equal to that fractional interest of the average Per Share Market Value for the fifteen (15) trading days immediately preceding such dividend payment date, rounded to the nearest cent ($.01).

b. Allocation of Dividends. Dividends on the Series A Preferred Stock, if paid, or if declared and set apart for payment, must be paid or declared and set apart for payment on all outstanding shares of Series A Preferred Stock contemporaneously. In the event dividends on the Series A Preferred Stock and any other series of Preferred Stock ranking on a parity therewith in respect thereto or any other class or series of capital stock of the Corporation ranking on a parity therewith in respect thereto are declared and paid in an amount less than all accumulated and current dividends on all of such shares, the total amount declared and paid shall be allocated among all of such shares so that the per share dividend to be declared and paid on each share is the same percentage of the sum of the accumulated dividends for each such share. In the event dividends are declared and paid on the Series A Preferred Stock in a combination of cash and shares of Common Stock, the percentage of the dividend paid in cash and the percentage of the dividend paid in stock must be the same for each share of Series A Preferred Stock.

c. Dividend Priorities. The Corporation shall not declare or pay any distributions to the holders of the Common Stock or any other class or series of capital stock ranking junior to the Series A Preferred Stock in respect of dividends during any period of time in which any shares of Series A Preferred Stock are outstanding or in which any dividends payable on any shares of Series A Preferred Stock have not been declared and paid in full. In this Section 6(c), “distribution” means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend solely in shares of Common Stock), or the purchase or redemption by the Corporation of shares of Common Stock or any other shares of capital stock of the Corporation ranking junior to the Series A Preferred Stock in respect of dividends for cash or property, but does not include the repurchase by the Corporation of shares from an officer, director, employee or consultant of the Corporation.

7. Reacquired Shares. Any shares of Series A Preferred Stock purchased, converted or otherwise acquired by the Corporation in any manner whatsoever shall not be reissued as part of such series and shall be retired promptly after the acquisition thereof. All such shares shall upon their retirement become authorized but unissued shares of Preferred Stock.

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Reverse Stock Split

On December 28, 2006, we effected a reverse stock split at a ratio of 1-for-20 of our issued and outstanding common stock.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held. upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 28th day of December, 2006.

By:	/s/ Norbert Sporns
Name:	Norbert Sporns
Title:	Chief Executive Officer

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